Exhibit 5.1

Nicole C. Brookshire
T: 617 237-9357
nbrookshire@cooley.com

June 1, 2020

Appian Corporation
7950 Jones Branch Drive
Tysons, VA 22102

Ladies and Gentlemen:

You have requested our opinion, as counsel to Appian Corporation, a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering of up to 2,500,000 shares of its Class A common stock, par value $0.0001 (the “Shares”), which includes (i) 1,931,206 Shares (the “Company Shares”) to be sold by the Company and (ii) 568,794 Shares (the “Selling Stockholder Shares”) to be sold by certain selling stockholders for whom we are not acting as counsel, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-226941) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated May 28, 2020, and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares have been duly authorized and, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable, and the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Nicole C. Brookshire
Nicole C. Brookshire

500 Boylston Street, Boston, MA 02116-3736